EXHIBIT 10.1

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made and entered into as of August 1, 2023 (the “Effective Date”) by and between KORU Medical Systems, Inc., a Delaware corporation (the “Company”), and Thomas Adams (“Employee”).

WHEREAS, the Company entered into an Employment Agreement with Employee dated October 18, 2021 (the “Employment Agreement”), under which the Company has employed Employee; and

WHEREAS, the Company and Employee desire to continue Employee’s employment pursuant to the terms of the Employment Agreement, as amended by this First Amendment, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound, the parties agree as follows:

1.         Amendments.

(a)        Section 1 of the Employment Agreement is hereby amended by deleting the existing Section 1(a) in its entirety and replacing it with the following:

“(a)      Position. The Company hereby employs Employee as Chief Financial Officer of the Company, effective August 1, 2023. Employee shall report directly to the Company’s Chief Executive Officer, and shall have the duties, authority and responsibilities customarily held by a person holding the position of Chief Financial Officer in companies engaged in business similar to the Company’s business and of similar size to the Company. Employee shall render such other services as may be reasonably assigned to him from time to time by the Chief Executive Officer. Employee shall be a full-time, exempt employee.

(b)        Duties. Employee hereby agrees to be employed as Chief Financial Officer. Employee agrees that he shall: (i) faithfully and to the best of his ability perform all of the duties that may be required of him pursuant to the terms of this Agreement; (ii) devote substantially all of his business time and attention to the performance of Employee’s duties hereunder; and (iii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Chief Executive Officer.”

(b)       Section 3(a) of the Employment Agreement is hereby amended by deleting the existing Section 3(a) in its entirety and replacing it with the following:

“(a)      Base Salary. The Company shall pay to Employee an annual base salary $325,000.00 (the “Base Salary”), less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure, payable in equal periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Base Salary shall be prorated for any partial year of service as Chief Financial Officer on the basis of a 365-day year. The Base Salary shall be reviewed at least annually by the Company’s Board of Directors (the “Board”) and may be adjusted from time to time in the Board’s sole and absolute discretion.”

(c)       Section 3(c) of the Employment Agreement is hereby amended by deleting the existing Section 3(c) in its entirety and replacing it with the following:

“(c)      Annual Bonus. For each complete calendar year starting with the year ended 2023, Employee shall be eligible to earn an annual bonus of up to 50% of the Base Salary in accordance with Company policy and procedure for granting of a management specified employee bonus, based on achievement of Company and individual performance targets that will be set by the Company as part of the annual budget process and within the Company’s sole discretion (the “Annual Bonus”). The determination as to whether applicable targets have been achieved, and whether and to what extent any Annual Bonus is to be paid with respect to such targets, shall be made in the sole and absolute discretion of the Company. Any Annual Bonus so determined shall be paid in the month of March following the applicable bonus year, no later than March 31, less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure. Employee must be fully and actively employed as of the payment date and must not have provided notice of termination for any reason prior to the payment date to be entitled to the Annual Bonus.”

(d)       Section 3(d) of the Employment Agreement is hereby amended by adding a new subsection (i) to the existing Section 3(d), as follows:

“(i)      Upon a Change of Control Termination, the Shares underlying the Option shall automatically vest in full.  “Change of Control Termination” as used herein means Employee’s employment being terminated by the Company (or its successor) without Cause or by the Employee for Good Reason (as defined below) within three (3) months before or twelve (12) months after any of the following occur: (A) the acquisition by any person or group, other than the Company, of 50% or more of the voting stock of the Company; (B) within any two year period the individuals who constituted the Board at the beginning of the period shall cease for any reason to constitute a majority of the Board, provided that the election of each subsequent member who was approved in advance by two-thirds of the members of the Board in office at the beginning of such two year period or whose election or nomination for election was previously so approved, shall be considered as though such individual was a member of the Board at the beginning of the period; (C) the consummation of a merger, consolidation or reorganization, the result of which is that the shareholders of the Company immediately prior to the merger, consolidation or reorganization do not own and control immediately after the merger, consolidation or reorganization at least 50% of the value of the outstanding equity and combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Board; or (D) a sale, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets.”

(e)        Section 4 of the Employment Agreement is hereby amended by deleting the existing Section 4 in its entirety and replacing it with the following:

“(a)      Termination by Company. The Company may terminate Employee’s employment with the Company at any time effective immediately: (i) without Cause (as defined below); or (ii) with Cause (as defined below). For purposes of this Agreement, “Cause” shall mean Employee’s: (A) gross negligence or willful misconduct with respect to the Company, including, without limitation, engagement in dishonesty with respect to the Company’s business, or conduct that is injurious to the Company, its business or its reputation; (B) embezzlement, theft or fraud; (C) conviction of or plea of guilty or no contest to any felony, or any lesser crime of dishonesty; (D) personal conduct in furtherance of a hostile work environment or personal engagement in discrimination in violation of any state or federal anti-harassment or discrimination statute; (E) breach of any material obligation under this Agreement or any other written agreement between Employee and the Company; (F) Employee’s failure to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness); or (G) violation of the Company’s written policies, including but not limited to its Code of Ethics and/or Code of Conduct.

(b)       Termination by Employee.

(i)        For Convenience. Employee may terminate their employment with the Company by giving Company not less than sixty (60) days’ prior written notice, provided that the Company may waive all or any part of the sixty (60) day notice period for no consideration by giving written notice to the Employee and, for all purposes of this Agreement, the Employee’s effective date of termination shall be the date determined by the Company in such notice.

(ii)       For Good Reason. Employee may terminate their employment under this Agreement for Good Reason. “Good Reason” shall mean, in each case to the extent not consented by Employee: (i) a breach by the Company of any material provision of this Agreement or any other written agreement between Employee and the Company; (ii) material reduction of the Employee’s authority, duties, or responsibilities; (iii) a reduction of the Employee’s then-current Base Salary or Annual Bonus Target; (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (v) the Company’s Common Stock no longer being publicly traded.

(iii)      Death. Employee’s employment hereunder shall terminate effective immediately upon their death.

(iv)      Disability. The Company may terminate Employee’s employment hereunder if: (i) as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from their duties hereunder for a period of 120 consecutive days or a total of 180 days during any 365-day period and is unable to perform the essential duties of the job with or without a reasonable accommodation; and (ii) if within ten (10) days after written notice of termination is given by the Company to Employee (which may occur at or after the end of such period), Employee shall not have returned to the performance of their duties hereunder on a full-time basis. During any period that Employee fails to perform their duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Employee shall continue to receive their Base Salary as set forth in Section 3(a) of this Agreement until their employment is terminated pursuant to this Section 4(d), provided that payments so made to Employee during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Employee under disability benefit plans of the Company.

(c)       Compensation upon Termination of Employment.

(i)        Accrued and Unpaid Compensation. If Employee’s employment is terminated for any reason, the Company shall pay Employee his full Base Salary through the effective date of the termination of Employee’s employment (“Termination Date”), plus all accrued and unpaid benefits (including all health and welfare benefits in which Employee was a participant in accordance with their terms), and the Company shall have no further obligations whatsoever to Employee under this Agreement except as expressly provided otherwise in this Agreement.

(ii)        Severance. If Employee’s employment is terminated either by the Company without Cause (as defined above) (and not for death or Disability), or by Employee pursuant to Section 4(c) above, then, subject to their execution and non-revocation of a reasonable and customary general release of claims in favor of the Company and its affiliates, Employee shall be entitled to receive the following:

(A)       if the Termination Date is less than twelve (12) months after Employee’s commencement of service as Chief Financial Officer of the Company, an amount equal to six (6) months of their Base Salary in effect as of the Termination Date, paid in accordance with the Company’s normal payroll cycle over the six (6) month period following the Termination Date; or if the Termination Date is twelve (12) months or more after Employee’s commencement of service as Chief Executive Officer of the Company, an amount equal to twelve (12) months of their Base Salary in effect as of the Termination Date, paid in accordance with the Company’s normal payroll cycle over the twelve (12) month period following the Termination Date; provided that such payments shall automatically cease upon Employee’s employment or engagement as a consultant, contractor, or service provider by any person or entity other than the Company within the applicable payment period; and provided that such amounts shall be paid in accordance with the Company’s customary payroll practices, and less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure; and

(B)       for the same six (6) or twelve (12) month period after the Termination Date, as applicable under Section 5(b)(i) above, and subject to applicable law, the Company will also pay its share of premiums for Employee’s health insurance as currently enrolled on the Termination Date; provided that such payments shall automatically cease upon Employee’s employment or engagement as a consultant, contractor, or service provider by any person or entity other than the Company within the applicable payment period.”

(f)        Section 10 of the Employment Agreement is hereby amended by replacing “New York” with “Delaware”.

2.         Stock Options. In connection with this First Amendment, Employee will be awarded non-qualified stock options to purchase 100,000 shares of the Company’s common stock, par value $0.01 per shares (the “New Options”). Section 3(d)(i) of the Employment Agreement, as amended by this First Amended, shall be deemed to apply to the New Options.

3.         Surviving Provisions. Except as expressly provided in this First Amendment, all of the terms and provisions of the Employment Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Company and Employee. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Employment Agreement or as a waiver of or consent to any further or future action on the part of the Company or Employee that would require the waiver or consent of the other. On and after the date of this First Amendment, each reference in the Employment Agreement or this First Amendment to “this Agreement,” “the Agreement,” the “Employment Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Employment Agreement in any other agreements, documents or instruments will mean and be a reference to the Employment Agreement as amended by this First Amendment.

4.         Entire Agreement. This First Amendment constitutes the sole and entire agreement of the Company and Employee with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

5.         Counterparts and Signatures. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this First Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

COMPANY:

KORU MEDICAL SYSTEMS, INC.

By: /s/ Linda Tharby

Name: Linda Tharby

Title: Chief Executive Officer

Employee:

/s/ Thomas Adams

Thomas Adams